Exhibit 10.3

Amendment to Appendix 1 – Scope of Employment

This document serves as an amendment to the vacation paragraph within your most recent employment agreement appendix. The below paragraph replaces the paragraph related to vacation in its entirety. This amendment does not constitute a new employment agreement or alter any other terms of your employment with Enfusion.

In accordance with Enfusion’s Flexible Time Off policy effective July 1, 2022, which may be amended from time to time, Employee is entitled to flexible time off as needed each calendar year. Flexible Time Off will not accrue or vest and therefore will not be paid out at the time of separation of employment. Any unused and unexpired accrued vacation days that Employee earned under the previous policy will expire on December 31, 2022 if unused by the Employee. If the Employee’s Termination Date is on or before December 31, 2022, the Employee will receive a final payment for all vested paid vacation time through their Termination Date. If the Employee’s Termination Date is on or after January 1, 2023, in accordance with Enfusion’s vacation policy, Employee will not be paid out for any expired accrued vacation days. Any employee beginning employment after July 1, 2022 will not accrue vacation days.

/s/ Bronwen Bastone

Bronwen Bastone

Chief People Officer

July 01, 2022

/s/ Bronwen Bastone

Bronwen Bastone